Ex. 10.18

Tidelands Bank
Salary Continuation Agreement

     This Salary Continuation Agreement (this “Agreement”) is entered into as of this 1st day of May, 2008, by and between Tidelands Bank, a South Carolina-chartered bank (the “Bank”), and Milon C. Smith, its Executive Vice President and Chief Credit Officer (the “Executive”).

     Whereas, the Executive has contributed substantially to the Bank’s success and the Bank desires that the Executive continue in its employ,

     Whereas, to encourage the Executive to remain an employee, the Bank is willing to provide to the Executive salary continuation benefits payable from the Bank’s general assets,

     Whereas, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned, and

     Whereas, the parties hereto intend that this Agreement shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status.

     Now Therefore, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank hereby agree as follows.

Article 1

Definitions

     1.1     “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to the Executive under this Agreement, applying Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106. The Accrual Balance shall be calculated such that when it is credited with interest each month the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefits. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. In its sole discretion the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

     1.2     “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, as provided in Article 4.

     1.3     “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

     1.4     “Change in Control” shall mean a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

     (a)     Change in ownership: a change in ownership of Tidelands Bancshares, Inc., a South Carolina corporation of which the Bank is a wholly owned subsidiary, occurs on the date any one person or group accumulates ownership of Tidelands Bancshares, Inc. stock constituting more than 50% of the total fair market value or total voting power of Tidelands Bancshares, Inc. stock, or

     (b)     Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Tidelands Bancshares, Inc. stock possessing 30% or more of the total voting power of Tidelands Bancshares, Inc., or (y) a majority of Tidelands Bancshares, Inc.’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Tidelands Bancshares, Inc.’s board of directors, or

     (c)     Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of Tidelands Bancshares, Inc.’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from Tidelands Bancshares, Inc. assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of Tidelands Bancshares, Inc.’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of Tidelands Bancshares, Inc.’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

     1.5     “Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury.

     1.6     “Disability” means, because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months, (x) the Executive is unable to engage in any substantial gainful activity, or (y) the Executive is receiving income replacement benefits for a period of at least three months under an accident and health plan of the employer. Medical determination of disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

     1.7     “Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, or Termination with Cause. Early Termination excludes a Separation from Service governed by section 2.4.3.

     1.8     “Effective Date” means May 1, 2008.

     1.9     “Intentional,” for purposes of this Agreement, no act or failure to act on the Executive’s part shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the Bank’s best interests.

     1.10     “Normal Retirement Age” means the Executive’s 65th birthday.

     1.11     “Plan Administrator” or “Administrator” means the plan administrator described in Article 8.

     1.12     “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the effective date of this Agreement.

     1.13     “Separation from Service” means the Executive’s service as an executive and independent contractor to the Bank and any member of a controlled group, as defined in Code section 414, terminates for any reason, other than because of a leave of absence approved by the Bank or the Executive’s death. For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive’s Separation from Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

     1.14     “Termination with Cause” and “Cause” shall have the same meaning specified in any effective severance or employment agreement existing on the date hereof or hereafter entered into between the Executive and the Bank or between the Executive and Tidelands Bancshares, Inc. If the Executive is not a party to a severance or employment agreement containing a definition of termination with cause, Termination with Cause means the Executive’s employment is terminated for any of the following reasons –

     (a)     the Executive’s gross negligence or gross neglect of duties or intentional and material failure to perform stated duties after written notice thereof, or

     (b)     disloyalty or dishonesty by the Executive in the performance of the Executive’s duties, or a breach of the Executive’s fiduciary duties, in any case whether in the Executive’s capacity as a director or officer, or

     (c)     intentional wrongful damage by the Executive to the business or property of the Bank or its affiliates, including without limitation the reputation of the Bank, which in the judgement of the Bank causes material harm to the Bank or affiliates, or

     (d)     a willful violation by the Executive of any applicable law or significant policy of the Bank or an affiliate that, in the Bank’s judgement, results in an adverse effect on the Bank or the affiliate, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Bank, or

     (e)     an intentional act of fraud, embezzlement, or theft by the Executive in the course of employment. For purposes of this Agreement no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Bank, or

     (f)     the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Bank, under the Bank’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or

     (g)     the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

     (h)     conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for seven consecutive days or more.

Article 2

Lifetime Benefits

     2.1     Normal Retirement Benefit. Unless Separation from Service occurs before Normal Retirement Age and unless the Executive shall have received the benefit under section 2.4 after a Change in Control, when the Executive attains Normal Retirement Age the Bank shall pay to the Executive the benefit described in this section 2.1 instead of any other benefit under this Agreement. If the Executive’s Separation from Service after payment of benefits under this section 2.1 commences is a Termination with Cause or if this Agreement terminates under Article 5, no further benefits shall be paid to the Executive.

2.1.1     Amount of benefit. The annual benefit under this section 2.1 is $62,953.

2.1.2     Payment of benefit. Beginning with the month immediately after the month in which the Executive attains Normal Retirement Age, the Bank shall pay the annual benefit to the Executive in equal monthly installments on the first day of each month. The annual benefit shall be paid to the Executive for 15 years.

     2.2     Early Termination Benefit. Unless the Executive shall have received the benefit under section 2.4 after a Change in Control, if Early Termination occurs before Normal Retirement Age but on or after the date the Executive attains age 55, the Bank shall pay to the Executive the benefit described in this section 2.2 instead of any other benefit under this Agreement. If Early Termination occurs before the Executive attains age 55, no benefit shall be payable under this section 2.2. Additionally, no benefits shall be payable if the Executive’s employment terminates under circumstances described in Article 5. If before the Executive attains Normal Retirement Age the Executive is involuntarily terminated without Cause after a Change in Control is announced but before the announced Change in Control occurs, the Executive’s benefits shall be governed by section 2.4 instead of any other provision of this Agreement, including this section 2.2, and the Executive’s Separation from Service shall be deemed to have occurred after the Change in Control.

2.2.1     Amount of benefit. The annual benefit under this section 2.2 is calculated as the amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, amortizing that Accrual Balance over 15 years and taking into account interest at the discount rate or rates established by the Plan Administrator.

2.2.2     Payment of benefit. Beginning with the later of (x) the seventh month after the month in which the Executive’s Separation from Service occurs, or (y) the month immediately after the month in which the Executive attains Normal Retirement Age, the Bank shall pay the benefit under this section 2.2 to the Executive in equal monthly installments on the first day of each month. The annual benefit shall be paid to the Executive for 15 years.

     2.3     Disability Benefit. Unless the Executive shall have received the benefit under section 2.4 after a Change in Control, upon Separation from Service because of Disability before Normal Retirement Age the Bank shall pay to the Executive the benefit described in this section 2.3 instead of any other benefit under this Agreement.

2.3.1     Amount of benefit. The annual benefit under this section 2.3 is calculated as the amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, amortizing that Accrual Balance over 15 years and taking into account interest at the discount rate or rates established by the Plan Administrator.

2.3.2     Payment of benefit. Beginning with the later of (x) the seventh month after the month in which the Executive’s Separation from Service occurs, or (y) the month immediately after the month in which the Executive attains Normal Retirement Age, the

Bank shall pay the benefit under this section 2.3 to the Executive in equal monthly installments on the first day of each month. The annual benefit shall be paid to the Executive for 15 years.

     2.4     Change-in-Control Benefit. If a Change in Control occurs both before the Executive’s Normal Retirement Age and before the Executive’s Separation from Service, the Bank shall pay to the Executive the benefit described in this section 2.4 instead of any other benefit under this Agreement.

2.4.1     Amount of benefit. The benefit under this section 2.4 is the Accrual Balance maintained by the Bank as of the date of the Change in Control.

2.4.2     Payment of benefit. The Bank shall pay the Change-in-Control benefit under this section 2.4 to the Executive in a single lump sum within three days after the Change in Control. If the Executive receives the benefit under this section 2.4 because of the occurrence of a Change in Control, the Executive shall not be entitled to claim additional benefits under section 2.4 if an additional Change in Control occurs thereafter.

2.4.3     Preservation of Change-in-Control benefit if the Executive is preemptively terminated without Cause. If before the Executive attains Normal Retirement Age the Executive is involuntarily terminated without Cause after a Change in Control is announced but before the announced Change in Control occurs, the Executive shall be entitled to the benefit under this section 2.4 instead of any other benefit under this Agreement, including the benefit under section 2.2. The Bank shall pay the Change-in-Control benefit to the Executive in a single lump sum on the later of (x) the first day of the seventh month after the month in which the Executive’s Separation from Service actually occurs or (y) the day of the Change in Control. A Change in Control shall be considered to have been announced on the date a press release is issued by the Bank or by Tidelands Bancshares, Inc. concerning the Change in Control, on the date a Form 8-K Current Report is filed by Tidelands Bancshares, Inc. with the Securities and Exchange Commission to report the Change in Control event, on the date an annual or quarterly report or proxy statement is filed by Tidelands Bancshares, Inc. with the Securities and Exchange Commission disclosing the Change in Control event, or on the date information concerning the Change in Control is publicly disseminated by the Bank or by Tidelands Bancshares, Inc. in any other manner, whichever occurs first.

     2.5     Lump-sum Payment of Normal Retirement Benefit, Early Termination Benefit, or Disability Benefit Being Paid to the Executive when a Change in Control Occurs. If when a Change in Control occurs the Executive is receiving the benefit under section 2.1, the Bank shall pay the remaining salary continuation benefits to the Executive in a single lump sum on the date of the Change in Control. If when a Change in Control occurs the Executive is receiving or is entitled at Normal Retirement Age to receive the benefit under sections 2.2 or 2.3, the Bank shall pay the remaining salary continuation benefits to the Executive in a single lump sum on the later of (x) the date of the Change in Control or (y) the first day of the seventh month after the month in which the Executive’s Separation from Service occurs. The lump-sum payment due to the Executive as a result of a Change in Control shall be an amount equal to the Accrual Balance amount corresponding to the particular benefit when the Change in Control occurs.

     2.6     Annual Benefit Statement. Within 120 days after the end of each Plan Year the Plan Administrator shall provide or cause to be provided to the Executive an annual benefit statement showing benefits payable or potentially payable to the Executive under this Agreement. Each annual benefit statement shall supersede the previous year’s annual benefit statement. If there is a contradiction between this Agreement and the annual benefit statement concerning the amount of a particular benefit payable or potentially payable to the Executive under sections 2.2, 2.3, or 2.4 hereof, the amount of the benefit determined under the Agreement shall control.

     2.7     Savings Clause Relating to Compliance with Code Section 409A. Despite any contrary provision of this Agreement, if when the Executive’s employment terminates the Executive is a specified employee, as defined in Code section 409A, and if any payments under Article 2 of this Agreement will result in additional tax or interest to the Executive because of section 409A, the Executive shall not be entitled to the payments under Article 2 until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.

     2.8     One Benefit Only. Despite anything to the contrary in this Agreement, the Executive and Beneficiary are entitled to one benefit only under this Agreement, which shall be determined by the first event to occur that is dealt with by this Agreement. Except as provided in section 2.5 or Article 3, subsequent occurrence of events dealt with by this Agreement shall not entitle the Executive or Beneficiary to other or additional benefits under this Agreement.

Article 3

Death Benefits

     3.1     Death Before Separation from Service. Except as provided in section 5.2, if the Executive dies before Separation from Service, at the Executive’s death the Executive’s Beneficiary shall be entitled to an amount in cash equal to the Accrual Balance existing at the Executive’s death, unless the Change-in-Control benefit shall have been paid to the Executive under section 2.4 or unless a Change-in-Control payout shall have occurred under section 2.5. No benefit shall be paid if the Change-in-Control benefit shall have been paid to the Executive under section 2.4 or if a Change-in-Control payout shall have occurred under section 2.5. If a benefit is payable to the Executive’s Beneficiary, the benefit shall be paid in a single lump sum 90 days after the Executive’s death. However, no benefits under this Agreement shall be paid or payable to the Executive or the Executive’s Beneficiary if this Agreement is terminated under Article 5.

     3.2     Death after Separation from Service. If the Executive dies after Separation from Service, if Separation from Service was not a Termination with Cause, and if at death the Executive was receiving the benefit under section 2.1 or was receiving or entitled at Normal Retirement Age to receive the benefit under sections 2.2 or 2.3, at the Executive’s death the Executive’s Beneficiary shall be entitled to an amount in cash equal to the Accrual Balance remaining at the Executive’s death, unless the Change-in-Control benefit shall have been paid to the Executive under section 2.4 or unless a Change-in-Control payout shall have occurred under section 2.5. No benefit shall be paid if the Change-in-Control benefit shall have been paid to the Executive under section 2.4 or if a Change-in-Control payout shall have occurred under section 2.5. If a benefit is payable to the Executive’s Beneficiary, the benefit shall be paid in a single lump sum 90 days after the Executive’s death. However, no benefits under this Agreement shall be paid or payable to the Executive or the Executive’s Beneficiary if this Agreement is terminated under Article 5.

Article 4

Beneficiaries

     4.1      Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement at the Executive’s death. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

     4.2     Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

     4.3     Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

     4.4     No Beneficiary Designation. If the Executive dies without a valid beneficiary designation or if all designated Beneficiaries predecease the Executive, the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be paid to the Executive’s estate.

     4.5     Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay the benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

Article 5

General Limitations

     5.1     Termination with Cause. Despite any contrary provision of this Agreement, the Bank shall not pay any benefit under this Agreement and this Agreement shall terminate if Separation from Service is a Termination with Cause.

     5.2     Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Executive commits suicide within two years after the date of this Agreement or if the Executive makes any material misstatement of fact on any application or resume provided to the Bank or on any application for benefits provided by the Bank.

     5.3     Removal. If the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

     5.4     Default. Despite any contrary provision of this Agreement, if the Bank is in “default” or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

     5.5     FDIC Open-Bank Assistance. All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Federal Deposit Insurance Act section 13(c). 12 U.S.C. 1823(c). Rights of the parties that have already vested shall not be affected by such action, however.

Article 6

Claims and Review Procedures

     6.1     Claims Procedure. A person or beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be paid shall make a claim for such benefits as follows –

6.1.1     Initiation – written claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

6.1.2     Timing of Bank response. The Bank shall respond to the claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 90 days by notifying the claimant in writing before the end of the initial 90-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.1.3     Notice of decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of the denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

6.1.3.1          the specific reasons for the denial,

6.1.3.2          a reference to the specific provisions of the Agreement on which the denial is based,

6.1.3.3          a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4          an explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

6.1.3.5          a statement of the claimant’s right to bring a civil action under
   ERISA section 502(a) following an adverse benefit determination on review.

     6.2     Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows –

6.2.1     Initiation – written request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

6.2.2     Additional submissions – information access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3     Considerations on review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

6.2.4     Timing of Bank response. The Bank shall respond in writing to the claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.2.5     Notice of decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

6.2.5.1          the specific reason for the denial,

6.2.5.2          a reference to the specific provisions of the Agreement on which the denial is based,

6.2.5.3          a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for
   benefits, and

6.2.5.4          a statement of the claimant’s right to bring a civil action under
   ERISA section 502(a).

Article 7

Miscellaneous

     7.1     Amendments and Termination. Subject to section 7.14, this Agreement may be amended solely by a written agreement signed by the Bank and by the Executive, and except for termination occurring under Article 5 this Agreement may be terminated solely by a written agreement signed by the Bank and by the Executive.

     7.2     Binding Effect. This Agreement shall bind the Executive, the Bank, and their beneficiaries, survivors, executors, successors, administrators, and transferees.

     7.3     No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

     7.4     Non-Transferability. Benefits under this Agreement may not be sold, transferred, assigned, pledged, attached, or encumbered.

     7.5     Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement had no succession occurred.

     7.6     Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     7.7     Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, except to the extent preempted by the laws of the United States of America.

     7.8     Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Bank for the payment of benefits. The benefits represent the mere promise by the Bank to pay benefits. Rights to benefits are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

     7.9     Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth.

     7.10     Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

     7.11     Headings. Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

     7.12     Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to the Bank, notice shall be given to the board of directors, Tidelands Bank, 875 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464, or to such other or additional person or persons as the Bank shall have designated to the Executive in writing. If to the Executive, notice shall be given to the Executive at the Executive’s address appearing on the Bank’s records, or to such other or additional person or persons as the Executive shall have designated to the Bank in writing.

     7.13     Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. The Bank desires that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Bank desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (x) the Bank has failed to comply with any of its obligations under this Agreement, or (y) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Bank’s expense as provided in this section 7.13, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction. Despite any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Executive under this section 7.13, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, up to a maximum aggregate amount of $100,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the Executive’s legal fees provided by this section 7.13 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under any separate employment, severance, or other agreement between the Executive and the Bank. Despite any contrary provision within this Agreement however, the Bank shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

     7.14     Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations. The Bank is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld. This section 7.14 shall become null and void effective immediately upon a Change in Control.

Article 8

Administration of Agreement

     8.1     Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Bank’s board of directors or such committee or person(s) as the board shall appoint. The Executive may not be a member of the Plan Administrator. The Plan Administrator shall have the discretion and authority to (x) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (y) decide or resolve any and all questions that may arise, including interpretations of this Agreement.

     8.2      Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

     8.3     Binding Effect of Decisions. The decision or action of the Plan Administrator concerning any question arising out of the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method described in section 1.1.

     8.4     Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

     8.5     Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

Article 9

Competition After Separation from Service

     9.1     Covenant Not to Solicit Employees. The Executive agrees not to solicit the services of any officer or employee of the Bank for 12 months after the Executive’s Separation from Service.

     9.2     Covenant Not to Compete. (a) Without advance written consent of the Bank, the Executive covenants and agrees not to compete directly or indirectly with the Bank for 12 months after Separation from Service, plus any period during which the Executive is in violation of this covenant not to compete and any period during which the Bank seeks by litigation to enforce this covenant not to compete. For purposes of this section –

         (1)     the term “compete” means

                  (a)     providing financial products or services on behalf of any financial institution for any person residing in the territory,

                  (b)     assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory, or

                  (c)     inducing or attempting to induce any person who was a customer of the Bank at the date of the Executive’s Separation from Service to seek financial products or services from another financial institution.

          (2)     the phrase “compete directly or indirectly” means –

                   (a)     acting as a consultant, officer, director, independent contractor, incorporator,

                            organizer, or employee of any financial institution in competition with the Bank in the territory, or

                   (b)     ownership of more than 5% of the voting shares of any financial institution in competition with the Bank in the territory, or

                   (c)     communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Bank at the Executive’s Separation from Service.

         (3)     the term “customer” means any person to whom the Bank is providing financial products or services on the date of the Executive’s Separation from Service.

         (4)     the term “financial institution” means any bank, savings association, or bank or savings association holding company, or any other institution, including a financial institution in organization, the business of which is or will be engaging in activities that are financial in nature or incidental to such financial activities as described in section 4(k) of the
                   Bank Holding Company Act of 1956, other than the Bank or its affiliated corporations.

         (5)     “financial product or service” means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding
                   Company Act of 1956 and that is offered by the Bank or an affiliate on the date of the
                   Executive’s Separation from Service, including but not limited to banking activities and activities that are closely related to and a proper incident to banking.

         (6)     the term “person” means any individual or individuals, corporation, partnership, fiduciary or association.

         (7)     the term “territory” means all of Charleston, Dorchester, and Berkeley Counties in
                  South Carolina and the area within a 50-mile radius of any full-service banking office of the Bank on the date of the Executive’s Separation from Service.

     (b)     If any provision of this section or any word, phrase, clause, sentence or other portion thereof (including without limitation the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provision, as modified, is legal and enforceable to the fullest extent permitted under applicable law.

     9.3     Remedies. Because of the unique character of the services to be rendered by the Executive hereunder, the Executive understands that the Bank would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive’s covenants set forth in this Article 9. Accordingly, the Executive agrees that the Bank’s remedies for a material breach or threatened breach of this Article 9 include but are not limited to (x) forfeiture of any money representing accrued salary, contingent payments, or other fringe benefits due and payable to the Executive, (y) forfeiture of any unpaid benefits under Article 2 of this Agreement, and (z) a suit in equity by the Bank to enjoin the Executive from the breach or threatened breach of such covenants. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Bank and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Bank from pursuing any other remedies for the breach or threatened breach.

     9.4     Article 9 Survives Termination But Is Void After a Change in Control. The rights and obligations set forth in this Article 9 shall survive termination of this Agreement. However, Article 9 shall be null and void if a Change in Control occurs before Separation from Service.

     In Witness Whereof, the Executive and a duly authorized officer of the Bank have executed this Salary Continuation Agreement as of the date first written above.

Executive:	Bank:
Tidelands Bank

/s/ Milon C. Smith	By: /s/ Robert E. Coffee Jr.
Milon C. Smith	Robert E. Coffee Jr.
Its: President and CEO

And By: /s/ Alan W. Jackson

Its: Chief Financial Officer

Beneficiary Designation

Tidelands Bank
Salary Continuation Agreement

     I, Milon C. Smith, designate the following as beneficiary of any death benefits under this Salary Continuation Agreement –

     Primary: _______________________________________________________________

________________________________________________________________________

     Contingent: _____________________________________________________________

________________________________________________________________________

     Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

     I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature: /s/ Milon C. Smith
               Milon C. Smith

Date:     May 1, 2008

Accepted by the Bank this 1st day of May, 2008

By: /s/ Robert E. Coffee Jr.

Print Name: Robert E. Coffee Jr.

Title:  President and CEO